Exhibit 99.1

DEER VALLEY CORPORATION ANNOUNCES INCREASED SECOND QUARTER REVENUE AND ESTIMATES SIGNIFICANT INCREASE IN EARNINGS PER COMMOM SHARE RELATIVE TO SAME QUARTER 2006 AND FIRST QUARTER 2007

July 18, 2007

Deer Valley Corporation, (“Deer Valley” or the “Company”) (OTCBB: DVLY), today advised shareholders that the increased level of sales and production rates established during the second quarter of 2007 has resulted in total revenue for the quarter of $15.8 million, a 34.5% increase over the first quarter of this year.

The Company also advised that it anticipates reporting a significant increase in earnings per common share for the second quarter 2007, the third quarter 2007, and fiscal year 2007, as compared to the same reporting periods for 2006. The anticipated increase in earnings per share is in part attributable to the elimination of an $8.78 million non-recurring, non-cash, deemed dividend to preferred shareholders on beneficial conversion features that burdened the reported earnings attributable to common shareholders for the first three quarters of 2006. The Company anticipates that its earning per share for the second quarter 2007 to be between $0.08 and $0.09 per outstanding share or $0.035 and $0.04 per share on a fully diluted basis. Similar earnings per share are expected for the third quarter and fourth quarters of 2007.

Today’s advisory confirms that the Company’s revenues to date are consistent with its January 2007 press release which forecasted that revenues for 2007 were anticipated to be in line with the $65 million reported in 2006, in spite of the depressed conditions in the housing market. We expect that complete second quarter financial results will be released within the next 30 days.

About Deer Valley

Deer Valley is a growth-oriented manufactured home builder with headquarters in Tampa, Florida and operations in Guin and Sulligent, Alabama. The Company is dedicated to offering high quality homes that are delivered with a sense of warmth, friendliness, and personal pride. The Company is relatively young, but the management team has over 250 years of combined industry experience from various backgrounds including general management, production, sales, customer service, and finance.

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the manufactured home industry, customer acceptance of products, fulfillment of contracts with key customers, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Deer Valley’s results could differ materially from those contained in such statements. You can generally identify forward-looking statements through words and phrases such as “forecast”, “seek”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions. Such forward-looking statements speak only as of the date of this release, and Deer Valley undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

The corporate offices of Deer Valley are located at 4902 Eisenhower Blvd., Suite 185, Tampa, FL 33634.

Additional information can be found at: http://www.deervalleycorp.com.

Contact Information:

Investor Relations Consulting Group
Paul DeRiso (925) 262-8234
Paul@coreconsultingroup.com
www.coreconsultingroup.com

Deer Valley Corporation, Tampa, Florida
Charles G. Masters (813) 885-5998
cmasters@deervalleycorp.com
www.deervalleycorp.com